EXHIBIT 2.2

FIRST AMENDMENT TO STOCK PURCHASE
AGREEMENT By and Among PENTAIR, INC.,
FLECK CONTROLS INC., and SHAREHOLDERS


     THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT is made and entered into as of the 1st day of November, 1995 between Pentair, Inc., a Minnesota corporation("Buyer"), Fleck Controls, Inc., a Wisconsin corporation ("Company"), and the Individuals and Trusts listed on the signature page hereof (the "Shareholders").

     WHEREAS, the parties entered into the Stock Purchase Agreement By and Among Buyer, the Company and Shareholders dated October 16, 1995 (the "Agreement");

     WHEREAS, the parties desire to modify the payment terms set forth in Subparagraphs 2.2.(a), (b) and (d) of that Agreement;

     WHEREAS, the parties desire to add certain ancillary provisions to the Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenantsand conditions herein contained, the parties agree as follows:

     1. Subparagraph 2.2.(a) of the Agreement shall be amended to read in its entirety as follows:

     2.2.(a)        Note to Escrow Agent.   At the Closing, Buyer shall deliver
     to the Escrow Agent, under the Escrow Agreement (as defined in Subparagraph 5.2.(a)), a note in the amount of Ten Million Dollars ($10,000,000) in substantially the form of Exhibit 2.2.(a) attached hereto.

     2. Subparagraph 2.2.(b) of the Agreement shall be amended to read in its entirety as follows:

     2.2.(b)   Notes to Shareholders' Agent.  At the Closing, Buyer shall deliver to the Shareholders' Agent notes to the Shareholders for an amount equal to their respective shares of the Purchase Price, in the aggregate amount of:

                  (1)  The Net Book Value on the Recent Balance Sheet,

                  (2)  plus/minus the increase/decrease in the Net Book
                  Value from the Recent Balance Sheet to the Estimated Closing Balance Sheet (as hereinafter defined),

                  (3)  plus $99,349,957,

                  (4) less the amount set forth in the note delivered to the Escrow Agent pursuant to Subsection 2.2.(a) above,

          in substantially the form of Exhibit 2.2.(b) attached hereto.

     3. Subparagraph 2.2.(d) of the Agreement shall be amended to read in its entirety as follows:

          2.2.(d)        Method of Payment.  All payments made pursuant to the
          notes described in Subparagraphs 2.2.(a) and (b) above shall be made by wire transfer of immediately available funds to an account designated by the recipient. Attached as Schedule 2.2.(d) is a sample Flow of Funds Memorandum as of the date hereof.

     4. Subparagraph 9.1.(g) shall be added to the Agreement to read in its entirety as follows:

          9.1.(g)        Stock Pledge Agreement.  A Stock Pledge Agreement in
          the form of Exhibit J hereto, securing the payment of the notes to be delivered pursuant to Subparagraphs 2.2.(a) and (b) hereof.

     5. Subparagraph 9.1.(h) of the Agreement shall be amended to read in its entirety as follows:

          9.1.(h)        Other Documents.  All other documents, instruments or
          writings required to be delivered to Buyer at or prior to the Closin pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

     6. Subparagraph 9.2.(e) shall be added to the Agreement to read in its entirety as follows:

          9.2.(e)        Promissory Notes.  Those notes required by
          Subparagraphs 2.2.(a) and  (b).

     7. Subparagraph 9.2.(f) shall be added to the Agreement to read in its entirety as follows:

          9.2(f)         Stock Pledge Agreement.  A Stock Pledge Agreement in
          the form of Exhibit J hereto, securing the payment of the notes to be delivered pursuant to Subparagraphs 2.2.(a) and (b) hereof, together with certificates representing all of the shares of stock of the Company, with duly executed stock powers attache

     8. Subparagraph 9.2.(g) of the Agreement shall be amended to read in its entirety as follows:

          9.2.(g)        Other Documents.  All other documents, instruments or
          writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

     9. Subparagraph 12.8.(c) shall be added to the Agreement to read in its entirety as follows:

          12.8.(c)       Substitute Collateral.  At the request of Shareholders'
          Agent, Buyer shall obtain and deliver to the Shareholders' Agent Letters of Credit or other instruments, in such amount, issued by such persons and in such form as he may deem acceptable, as security for the payment thereof by Buyer, the cost obtaining any and all such collateral instruments shall be paid by Shareholde

     10. Subparagraph 12.8.(d) of the Agreement shall be amended to read in its entirety as follows:

          12.8.(c)       Other.  Except as otherwise provided herein, each of
          the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.



          IN WITNESS WHEREOF, each party has caused this Amendment to Stock Purchase Agreement to be executed by its authorized officer or agent as of the date first above written.

PENTAIR, INC.                      FLECK CONTROLS, INC.


By: _____________________________       By: _____________________________
    Its: __________________________              Its: _____________________

            John L. Fleckenstein, Susan M. Fleckenstein, Carolyn Scott, Paul Fleckenstein, Mark Fleckenstein, Andrew J. Fleckenstein 1988 Children's Trust F/B/O Paul Fleckenstein, Andrew J. Fleckenstein 1988 Children's Trust F/B/O Carolyn Scott, Andrew J. Fleckenstein 1993 Children's Trust F/B/O Susan M. Fleckenstein, Andrew J. Fleckenstein 1993 Children's Trust F/B/O Carolyn Scott, Andrew J. Fleckenstein 1993 Children's Trust F/B/O Paul Fleckenstein, Andrew J. Fleckenstein 1993 Children's Trust F/B/O John L. Fleckenstein and Andrew J. Fleckenstein 1993 Children's Trust F/B/O Mark A. Fleckenstein, ("SHAREHOLDERS")

                                   By: ________________________________
                                        Andrew J. Fleckenstein,
                                        Shareholders' Agent



                                    _________________________________
                                Andrew J. Fleckenstein, individually